EXHIBIT 10.247

Agreement

on the Pledge of Shares as Collateral

(Vereinbarung über die Verpfändung

von Geschäftsanteilen)

relating to the shares in

NeoMedia Europe GmbH

between

NeoMedia Technologies, Inc.

and

YA Global Investments, L.P.

December 17, 2013

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Share Pledge Agreement

between

1.	NeoMedia Technologies, Inc., 100 W Arapahoe Avenue, Suite 9, Boulder, Colorado 80302, USA

"Pledgor"

and

2.	YA Global Investments, L.P., acting through Yorkville Advisors LLC, 1012-1016 Springfield Ave, Mountainside, New Jersey 07092, USA

"Pledgee"

- Pledgor and Pledgee hereinafter collectively referred to as the "Parties" and each as a "Party" -

Preamble

A.	Pledgor is the sole shareholder of NeoMedia Europe GmbH (the "Company"), with a registered share capital (Stammkapital) of EUR 222,000, registered with the commercial register at the local court of Aachen under registration number HRB 17101, formerly organized as a German stock corporation (Aktiengesellschaft) and operating formerly under the name “NeoMedia Europe AG” (“NeoMedia AG”). Based on shareholder resolution dated August 19, 2011, the Pledgor resolved on the transformation of NeoMedia AG into a German private limited liability company (GmbH), resulting in the current structure of the Company (the “Transformation”). The Transformation became effective upon registration in the commercial register on September 16, 2011. However, the identity of the Company did not change as a result of such transformation (identitätswahrende Umwandlung).

B.	Prior to the Transformation, all shares (Aktien) held by the Pledor in NeoMedia AG were pledged to the Pledgee based on a Share Pledge Agreement dated August 3, 2010 (a copy of which is attached as Annex 1) (the “Previous German Share Pledge Agreement”). The Parties are in agreement that in order to avoid any deterioration of the Pledgee’s previous security interest created by the Previous Share Pledge Agreement, and for precautionary reasons, a new security agreement shall be concluded by which Pledgee is granted a pledge over all shares held by the Pledgor in the transformed Company (the “New German Share Pledge Agreement”). The Parties wish to conclude the New German Share Pledge Agreement in the form of a notarial deed in accordance with § 15 of the German Limited Liability Companies Act (GmbHG). By notarial deed of the acting Notary (Roll of Deeds No. 108/2013) date 18 October 2013, the Parties already concluded a new German GmbH share pledge agreement. This deed is hereby referred to pursuant to Sec. 13a BeurkG. The original was present during notarization. The Parties waived their right to have it read alound. The Parties further hereby cancel (aufheben) the German GmbH share pledge agreement referred to before, in particular the share pledges created thereunder, with immediate effect.

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C.	Pledgor and Pledgee are Parties to a variety of financing agreements pursuant to which Pledgee has provided to Pledgor and its group since 2006 both equity and debt financing of which $ 35,357,364 (in words: US-Dollars thirty five million three hundred fify seven thousand three hundred sixty four) are currently outstanding as of October 31, 2013 (the “Existing Financing”). All financing and security agreements entered into between the Parties to date under which Pledgor currently owes amounts to the Pledgee are listed in Annex 2 to this agreement (the “Existing Financing Documents”). The Previous German Share Pledge Agreement was entered into between the Parties as part of a financing provided by the Pledgee to the Pledgor and its group in July/August 2010 and was, amongst other securities provided by the Pledgor and its group at that time, a condition precedent for the closing of such financing in July/August 2010. As further security for such financing in July/August 2010, the Company also entered into a Security Assignment Agreement regarding its movable assets and an IP Pledge Agreement with the Pledgee, each dated August 13, 2010; these additional security agreements are still in effect and have not been affected by the Transformation.

D.	In order to give effect to the foregoing and without prejudice to any other security interests already provided under the Existing Financing Documents, Pledgor herewith grants Pledgee a security interest in form of a share pledge (Geschäftsanteilsverpfändung) over its shares in its wholly-owned German subsidiary NeoMedia Europe GmbH.

Now, therefore, the Parties enter in the following agreement (the "Agreement") as follows:

1.	Definitions and Language

1.1	In this Agreement, references to a person include its successors and assigns, and references to a document are references to that document as amended, restated, novated and/or supplemented through the time such reference becomes effective.

1.2	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

1.3	Where the context so admits, the singular includes the plural and vice versa.

1.4	The following terms, as used herein, shall have the following meanings:

“Event of Default” has the meaning given to such term in Clause 4.2 hereof.

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"Future Shares" means any additional shares in the Company (irrespective of their nominal value) which the Pledgor may hold in the future in the event of a share transfer, an increase of the capital of the Company (as defined below) or otherwise.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement .

"GmbH Share" has the meaning given to such term in Clause 2 hereof.

“Pledge” has the meaning given to such term in Clause 3.1 hereof.

"Secured Rights" has the meaning given to such term in Clause 3.4 hereof.
The Secured Rights shall, for the avoidance of doubt, also include rights and claims by the Pledgee emerging on or after the opening of insolvency proceedings, shall apply to the Pledgor irrespective of any corporate restructuring or transformation and shall also apply to any contingent obligations of the Pledgor on the grounds of invalidity or unenforceability of this Agreement or any of the Existing Financing Documents, in particular claims on the grounds of unjustified enrichment (ungerechtfertigte Bereicherung).

"Secured Party" means the Pledgee.

"Shares" means the GmbH Share and the Future Shares.

2.	Shares held by the Pledgor

2.1	Pledgor currently holds the following shares in its German subsidiary:

2.1.1	100% of the outstanding shares in NeoMedia Europe GmbH with its seat in Würselen, registered with the local court of Aachen under registration number HRB 17101with a total nominal share capital (Stammkapital) in the amount of EUR 222,000.00, consisting of one share with a nominal amount of EUR 222,000.00 with serial number (laufende Nummer) 1 (the "GmbH Share").

2.1.2	There are no other shares held by any other party in NeoMedia Europe GmbH.

2.2	The Pledgor holds the GmbH Share.

3.	Pledge of Shares

3.1	The Pledgor hereby grants Pledgee a first ranking pledge (erstrangiges Pfandrecht) in the Shares whereby the pledge shall include all of the Pledgor's present and future rights (the “Pledge”).

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3.2	The Pledge shall extend to

(a)	all present and future rights to receive liquidation proceeds, consideration for redemption (Einziehungsentgelt), repaid capital in case of a reduction of capital, any compensation in case of termination of the Company's term (Kündigung) and / or withdrawal (Austritt) of the Pledgor, the surplus in case of surrender (Preisgabe) and all other pecuniary claims associated with the Pledged Shares;

(b)	all purchase or subscription rights relating to the Pledged Shares and resulting from an increase of share capital or any merger, consolidation or other form of reorganization.

3.3	The Pledgee hereby accepts the Pledge.

3.4	The Pledge secures all present and future rights of the Pledgee against the Pledgor under the Existing Financing Documents and under any additional future financing provided by the Pledgee to the Pledgor, as the case might be (collectively the "Secured Rights"). The Pledgee is only entitled to enforce the pledge in the event that (i) the Pledgor does not pay on the due date any amount payable under any of the Existing Financing Documents and / or under any additional future financing provided by the Pledgee to the Pledgor (unless payment is made within 15 business days from its due date) and (ii) the Pledgee has declared that the relevant loan under which the Pledgor is defaulting together with accrued interest and all other amounts accrued or outstanding be immediately repayable in full pursuant to the terms of the Existing Financing Documents.

3.5	The Pledge is subject to the condition subsequent (auflösende Bedingung) of the satisfaction of the Secured Rights. Once the condition subsequent has been fulfilled, Pledgee shall notify Pledgor without undue delay (unverzüglich) in writing that all Secured Rights have been fully satisfied and shall confirm in writing to Pledgor the release of the Pledged Shares.

4.	Ancillary Rights

4.1	Pledgor shall remain entitled (i) to receive dividends in respect of the Pledged Shares and (ii) to dispose of dividends in respect of the Pledged Shares.

4.2	Pledgee shall be entitled to revoke Pledgor's rights under Section 4.1 of the Agreement in written form by registered letter if an event of default as set forth in any of the Existing Financing Documents occurs (“Event of Default”). In the event of such revocation, all prospective dividends that have not been distributed shall be deemed collaterals (the "Collaterals") for the Secured Rights and shall be transferred to such bank account as determined by Pledgee and notified to Pledgor in writing.

4.3	Pledgee shall release the Collaterals without undue delay if the default has been waived or remedied.

4.4	Pledgor undertakes to take all reasonable action to refrain from doing anything which could impair and / or restrict the value of the Pledged Shares or which could have a material adverse effect on the Pledged Shares.

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4.5	Pledgee is not entitled to exercise any shareholder rights which are attributed to and/or connected with the Pledged Shares, including, without limitation, voting rights. All such rights remain with Pledgor and Pledgor is not limited in the exercise of such rights by this Agreement.

4.6	The Pledgor undertakes, in the event of any increase in the share capital of the Company, not to allow, without the prior written consent of the Pledgee any other party except for the Pledgee to subscribe for any future shares in the Company if such subscription were to result in a decrease of the Pledgor's shareholdings below the proportion currently held by the Pledgor, and not to defeat, impair or circumvent in any way the rights of the Pledgee created hereunder.

4.7	The Pledgor undertakes to promptly inform the Pledgee in writing of all matters concerning the Company of which the Pledgor is aware which might have an adverse effect on the security interest of the Pledgee created hereunder. In particular, the Pledgor shall notify the Pledgee in writing forthwith of any shareholder meeting at which a shareholder resolution is intended to be adopted which might have an adverse effect upon any of the Pledge. Following the occurrence of an Event of Default which is continuing, the Pledgee or, as the case may be, its proxy or any other person designated by the Pledgee for such purpose, shall be entitled to participate in all such shareholder meetings of the Company as attendant without power to vote. The Pledgee’s right to attend the shareholder meetings shall lapse immediately upon the release of all of the Pledges in accordance with Clause 3.5 hereof.

5.	Representations and Warranties by Pledgor

Pledgor represents and warrants to Pledgee that, as of the date hereof:

5.1	Pledgor has the corporate power and the authority to enter into this Agreement; all necessary corporate action has been taken and the validity and enforceability of this Agreement is not subject to any restriction of any kind pursuant to the articles of association or by-laws of the Company or otherwise and the execution, delivery and performance by Pledgor will not result in any violation of any agreement, law, statute or regulation applicable to Pledgor.

5.2	The Company is validly existing and duly registered under the laws of Germany and the Pledged Shares constitute the entire share capital of the Company.

5.3	Pledgor is the legal and economic owner of the Pledged Shares free and clear of all Liens, security interests and encumbrances of whatever kind or nature (except for the Pledge agreed upon or mentioned in this Agreement).

5.4	Any and all resolutions and further acts of the Company required for the creation of the Pledge have been passed and effected.

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6.	Protection and Realization of Pledge

6.1	In order to enforce the Pledge, Pledgee may at any time avail itself of all rights and remedies that a pledgee has upon default of a pledgor under the laws of the Federal Republic of Germany, subject to the provisions of Section 3.4 above. In addition, upon an Event of Default, Pledgee has all rights set forth under the Existing Financing Documents, in particular those provided for in Article 5, Section 5 of the 2008 Security Agreement (as listed and defined in Annex 1)

6.2	The rights of Pledgee under this Agreement shall be at first rank vis-à-vis any other creditors of Pledgor.

6.3	Notwithstanding Section 1277 of the BGB (German Civil Code), the Pledgee is entitled to exercise his rights without obtaining enforceable judgment or other instrument (vollstreckbarer Titel) by way of, at Pledgee’s election, private sale (freihändiger Verkauf) or public sale (öffentliche Versteigerung) with thirty (30) days' prior notice of the place and time of any such public sale to the Pledgor and otherwise in accordance with applicable German law, once the Pledgee has unsuccessfully and in line with the provisions of the New Financing Transaction Documents and the Existing Financing Documents, in particular with Article 5, Section 5.1 (a) of the 2008 Security Agreement (as listed and defined in Annex 2), notified the Pledgor and requested him to satisfy the Secured Rights and subject to Section 1.4 above. Before realization the Pledgee shall give - with at least ten (10) days notice - written warning to the Pledgor. Advance warning is not required if the Pledgor has ceased payment or has been subject to insolvency proceedings or similar proceedings.

6.4	The Parties are in agreement that in case of an enforcement of the Pledges, the structure of a private sale (freihändiger Verkauf) will be the most efficient way to realize value from the pledged GmbH Share. The Pledgor therefore agrees and, by way of precaution, undertakes that it will do everything required under applicable law to enable the Pledgee to carry out such private sale in an enforcement scenario and to support the Pledgee in ensuring that all preconditions for a private sale are fulfilled.

6.5	If the Pledgee should seek to enforce the pledge under this Section 6, Pledgor shall, at its expense, render forthwith all necessary assistance in order to facilitate the prompt sale of the Pledged Shares or any part thereof and / or the exercise by Pledgee of any other right he may have as pledgee.

6.6	The Pledgee will undertake reasonable best efforts and will do all reasonable acts necessary, such as but not limited to appropriate public announcements, to secure the highest possible selling price for the Pledged Shares.

With regard to 6.3 and 6.4, the Notary instructed the Parties that it is not permissible to deviate from a public sale as provided for by mandatory law prior to the date the Pledge may be realized (Pfandreife). However, the Parties insisted on the notarization of the agreement on private sale in advance.

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7.	Confidentiality

This Agreement and its annexes shall be kept strictly confidential and not disclosed to any third party (excluding the Parties' advisors) without the prior written consent of the other Parties, unless, disclosure is required by securities regulations, law or official order.

8.	Costs and Expenses

8.1	The notarial fees for the recording of this Agreement shall be borne by the Pledgee. All other costs, charges, fees (including, without limitations, legal fees) and expenses reasonably incurred in connection with the preparation, and execution, performance and amendment of this Agreement shall be borne by each of the Parties separately, in each case with any applicable value added tax or other taxes.

8.2	The Pledgor shall in particular without undue delay pay to the Pledgee upon demand costs and expenses that Pledgee may reasonably incur in connection with (i) (subject to clause 8.1) the preparation, execution, performance and amendment of this Agreement, (ii) the administration of this Agreement, (iii) the realization upon, any part of the Shares, (iv) the exercise or enforcement of any of the rights of the Pledgee hereunder (including fees for legal advice), or (v) the failure by the Pledgor to perform or observe any of the provisions hereof, and such expenses shall be secured obligations.

8.3	Any payment under this Agreement is to be made free and clear of any taxes or duties or other charges provided that if the Pledgor is prevented by law from making such payments free and clear of deductions or withholdings, the payment due shall be increased accordingly. Notwithstanding anything to the contrary herein, applicable VAT shall only be required to be indemnified by the Pledgor, if the Pledgee or other final payee is not entitled to a credit or repayment in respect of such VAT from the appropriate tax authority.

9.	Notices

Any communication shall be made in writing and sent via email or courier to Pledgor or Pledgee, as applicable to the following addresses:

If to Pledgor, to:

NeoMedia Technologies Inc.

100 W Arapahoe Avenue, Suite 9, Boulder

Colorado 80302

USA

Attention : Chief Executive Officer or Chief Financial Officer

Phone no.: +1 303 546 7946

Fax no.: +1 636 648 9922

with a copy to:

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K&L Gates LLP

200 South Biscayne Boulevard – Suite 3900

Miami, FL 33131-2399

USA

Attention: Clayton E. Parker, Esq.

Phone no.: +1 305 539 3300

Fax no: +1 305 358 7095

If to Pledgee, to:

Yorkville Advisors LLC

1012-1016 Springfield Avenue

Mountainside, New Jersey 0092

USA

Attention: Mark Angelo

Phone no. : +1 201 985 8300

Fax no.: +1 201 985 8117

with a copy to:

YA Global Investments, LP

1012-1016 Springfield Avenue

Mountainside, NJ 07092

USA

Attention: David Gonzalez

Phone no.: +1 201 985 8300

Fax no.: +1 201 985 8117

or such other address as Pledgor or Pledgee, as the case may be, shall from time to time notify to the other Parties.

10.	Final Provisions

10.1	Pledgor shall notify the Company in writing of the conclusion of this Agreement in accordance with Annex 2.

10.2	Any amendments to this Agreement (including amendments to this clause) shall be valid only if made in writing, unless another stricter form is required by mandatory law, in particular notarial form.

10.3	If provisions in this Agreement include English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and / or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.

10.4	Without the written consent of the other Parties, no Party (except for Pledgee) shall be entitled to assign any rights or claims under this Agreement.

10.5	This Agreement shall be subject to and construed in accordance with German law, without regard to its rules of conflict of laws.

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10.6	With respect to all disputes arising out of or in connection with this Agreement, the courts of Düsseldorf shall have exclusive jurisdiction.

10.7	In the event that, for whatever reason, any provision hereof is ineffective, unlawful or impracticable, any such ineffectiveness, unlawfulness or impracticability shall not affect the remaining provisions hereof. Any such ineffective, unlawful or impracticable provision shall be replaced by an effective, lawful and practicable provision corresponding to the economic interests of the Parties. The same shall apply in the event of gaps (Vertragslücken) in this Agreement.

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This deed and Annexes 1 and 2 were read aloud to the Parties by the officiating notary, were approved by the Parties and personally signed by the Parties and the officiating notary.